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                        [Penske Motorsports Letterhead]

March 26, 1998


Christopher R. Pook                        James P. Michaelian
as Shareholders Representative             as Shareholders' Representative
Grand Prix Association of Long Beach       Grand Prix Association of Long Beach
3000 Pacific Avenue                        3000 Pacific Avenue
Long Beach, CA 90806                       Long Beach, CA 90806

RE:  RIGHT OF FIRST REFUSAL

Dear Chris and Jim:

This letter relates to the Right of First Refusal Agreement ("ROFR Agreement"), dated as of August 8, 1997, by and among Midwest Facility Investments, Inc. ("MFI"), Penske Motorsports, Inc. ("PMI") and the Shareholders listed on
Schedule 1 of such agreement, for whom you are Shareholders Representatives.
The purpose of this letter is to set forth the understanding among the such parties with respect to the approval of the transfer of PMI's shares of Common Stock (the "Stock") of Grand Prix of Long Beach, Inc. (the "Company") pursuant to those certain Stock Purchase Agreement, dated March 26, 1998, between Dover Downs Entertainment, Inc. ("DDE") and PMI (the "Stock Purchase Agreement"). All capitalized terms not defined in this letter shall have the meanings assigned to such terms in the ROFR Agreement.

As Shareholders' Representatives, Christopher R. Pook and James P. Michaelian hereby approve, in accordance with the ROFR Agreement, the transfer of the Stock to DDE pursuant to and in accordance with the Stock Purchase Agreement on or prior to April 9, 1998, subject to the following conditions:

(a) Upon the sale of the Stock by PMI to DDE, the ROFR Agreement shall terminate; and

(b) The entering into of a merger or similar agreement with DDE, or DDE's commencement of a tender offer or exchange offer, shall not be an event resulting in a termination of those certain standstill provisions in
     Section 4.10 of that certain Stock Purchase Agreement dated August 8, 1997, by and between PMI and the Company and Section 4.10 of that certain

Mr. Christopher R. Pook
Mr. James P. Michaelian
March 26, 1998
Page 2

     Stock Purchase Agreement, dated August 8, 1997, by and between PMI, and the Company.

The undersigned each agree to the foregoing.

Very truly yours,

Penske Motorsports, Inc.
a Delaware Corporation

By: /s/ Robert H. Kurnick, Jr.
   ---------------------------
        Robert H. Kurnick, Jr.
Title:  Senior Vice President

Acknowledged and Agreed to this 26/th/ day of March, 1998

/s/ Christopher R. Pook
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Christopher R. Pook
as Shareholders' Representative

/s/ James Michaelian
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James P. Michaelian
as Shareholders' Representative